Exhibit 99.1

Armata Pharmaceuticals Receives $3.7 Million in Additional Non-Dilutive Funding from U.S. Department of War to Support Advancement of AP-SA02 Phase 3 Development

Initial Phase 3-focused funding to support advancement of AP-SA02 in complicated Staphylococcus aureus bacteremia

New commitment is incremental to previously announced DoW funding and expands total non-dilutive support for the AP-SA02 program to $32.4 million

LOS ANGELES, Calif., September 23, 2026 - Armata Pharmaceuticals, Inc. (NYSE American: ARMP) (“Armata” or the “Company”), a late clinical-stage biotechnology company focused on the development of high-purity and potency, pathogen-specific bacteriophage therapeutics for the treatment of antibiotic-resistant and difficult-to-treat bacterial infections, today announced that it has received an additional $3.7 million in non-dilutive funds from the U.S. Department of War (“DoW”) to support activities associated with the Phase 3 development program for AP-SA02.

Importantly, the $3.7 million represents the first funding received specifically for Phase 3 execution pursuant to a previously announced DoW award, received through the Medical Technology Enterprise Consortium (“MTEC”) and managed by the Naval Medical Research Command (“NMRC”) – Naval Advanced Medical Development (“NAMD”) with funding from the Defense Health Agency and Joint Warfighter Medical Research Program. This funding follows the $28.7 million previously provided, bringing cumulative non-dilutive DoW funding under the award to approximately $32.4 million and underscoring the U.S. government’s continued interest in advancing the AP-SA02 program.

Armata’s lead clinical candidate, AP-SA02, is being developed as an adjunctive treatment for complicated Staphylococcus aureus bacteremia (“SAB”) caused by methicillin-sensitive S. aureus (MSSA) or methicillin-resistant S. aureus (“MRSA”). The additional funding will be used to support the Phase 3 clinical program for AP-SA02.

“The DoW has supported the AP-SA02 program through multiple stages of its development, and these new funds extend that support into Phase 3,” said Dr. Deborah Birx, Chief Executive Officer of Armata.

“We believe the continued commitment of non-dilutive federal funding reflects the importance of developing new approaches to serious and difficult-to-treat bacterial infections, including antibiotic-resistant S. aureus. Complicated SAB remains associated with substantial morbidity and mortality in both military and civilian populations, underscoring the need for therapies that can complement existing antibiotics and improve outcomes for patients.”

Dr. Birx continued, “We view this funding as the first commitment of DoW support for the Phase 3 program, and we intend to continue working closely with the DoW regarding potential additional support as the Phase 3 study advances. Our long-standing collaboration has helped us move the program from early clinical development toward a pivotal study, while providing meaningful non-dilutive capital to support its advancement.”

About AP-SA02

Armata is developing AP-SA02, a fixed multi-phage cocktail, for the adjunct treatment of complicated SAB bacteremia caused by MSSA or MRSA. AP-SA02 has received Qualified Infectious Disease Product (QIDP) designation, Fast Track designation, and Breakthrough Therapy designation from the FDA. The diSArm study (NCT05184764) was a Phase 1b/2a, multicenter, randomized, double-blind, placebo-controlled, multiple ascending dose escalation study of the safety, tolerability, and efficacy of intravenous AP-SA02 in addition to best available antibiotic therapy (“BAT”) compared to BAT alone (placebo) for the treatment of adults with complicated SAB. Positive results from the Phase 2a diSArm study were highlighted in a late-breaking oral presentation at IDWeek 2025™ in October 2025. The Company plans to advance AP-SA02 into a Phase 3 superiority study in complicated SAB, anticipated to initiate in the second half of 2026.

About Armata Pharmaceuticals, Inc.

Armata is a late clinical-stage biotechnology company focused on the development of high-purity and potency, pathogen-specific bacteriophage therapeutics for the treatment of antibiotic-resistant and difficult-to-treat bacterial infections using its proprietary bacteriophage-based technology. Armata is developing and advancing a broad pipeline of natural and synthetic phage candidates, including clinical candidates for Pseudomonas aeruginosa, Staphylococcus aureus, and other important pathogens. Armata is committed to advancing phage therapy with drug development expertise that spans bench to clinic including in-house phage-specific current Good Manufacturing Practices (“cGMP”) manufacturing to support full commercialization.

Forward Looking Statements

This communication contains “forward-looking” statements as defined by the Private Securities Litigation Reform Act of 1995. These statements relate to future events, results or to Armata’s future financial performance and involve known and unknown risks, uncertainties and other factors which may cause Armata’s actual results, performance or events to be materially different from any future results, performance or events expressed or implied by the forward-looking statements. In some cases, you can identify these statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms, and similar expressions. These forward-looking statements reflect management’s beliefs and views with respect to future events and are based on estimates and assumptions as of the date of this communication and are subject to risks and uncertainties including risks related to Armata’s development of bacteriophage-based therapies; Armata’s planned clinical trials; ability to staff and maintain its production facilities under fully compliant cGMP; ability to meet anticipated milestones in the development and testing of the relevant product; ability to be a leader in the development of phage-based therapeutics; ability to achieve its vision, including improvements through engineering and success of clinical trials; ability to successfully complete preclinical and clinical development of, and obtain regulatory approval of its product candidates and commercialize any approved products on its expected timeframes or at all; and Armata’s estimates regarding anticipated operating losses, capital requirements and needs for additional funds. Additional risks and uncertainties relating to Armata and its business can be found under the caption “Risk Factors” and elsewhere in Armata’s filings and reports with the U.S. Securities and Exchange Commission (the “SEC”), including in Armata’s Annual Report on Form 10-K, filed with the SEC on March 25, 2026, and in its subsequent filings with the SEC.

Armata expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Armata’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Media Contacts:

At Armata:

Pierre Kyme

ir@armatapharma.com

310-665-2928

Investor Relations:

Joyce Allaire

LifeSci Advisors, LLC

jallaire@lifesciadvisors.com

212-915-2569